AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is by and between Umpqua Holdings Corporation and Umpqua Bank (collectively “Umpqua”), Pivotus Ventures, Inc., and Raymond Davis (“Davis”), dated effective as of January 1, 2017.

1.    PURPOSE OF AMENDMENT AND DURATION OF AGREEMENT. The purpose of this Amendment is to amend certain provisions of the Employment Agreement dated effective as of July 1, 2003 between Umpqua and Davis (the “Employment Agreement”) as set forth below in connection with Davis’ appointment as Executive Chairman of Umpqua Holdings Corporation and Umpqua Bank.

2.    DURATION. Section 1 of the Employment Agreement is hereby amended to add the following: “This Agreement shall expire on January 1, 2018.”

3.    DUTIES; POSITION. Section 4.1 of the Employment Agreement is amended to provide that Davis shall be employed as Executive Chairman of Umpqua Holdings Corporation and Umpqua Bank, and as CEO of Pivotus Ventures, Inc., and will perform such duties as may be designated by Umpqua’s and Pivotus Ventures, Inc.’s Boards of Directors (collectively the “Board”) and as set forth in Umpqua’s Bylaws and Statement of Governance Principles.

4.    COMPENSATION; BENEFITS. Section 5 of the Employment Agreement is amended in and replaced with the following: “For services performed under this Agreement, Davis shall be entitled to a Base Salary equal to the Base Salary in effect at December 31, 2016, and to participate in the annual cash component of the 2013 Incentive Plan at a target level of 100% of Base Salary. Davis shall be entitled to participate in Umpqua’s health and welfare benefit plans including the Umpqua 401(k) Plan, Deferred Compensation Plan/Supplemental Retirement Plan, group health insurance, long-term disability and life insurance and such other benefits as approved by the Board.”

5.    DEFINITION OF GOOD REASON. Section 7.2 of the Employment Agreement is amended and replaced with the following:

“7.2    Good Reason. For purposes of this Agreement, ‘Good Reason’ for Davis’ resignation of employment will exist upon the occurrence of one or more of the following events, without Officer’s consent, if Officer has informed Umpqua in writing of the circumstances described below that could give rise to resignation for Good Reason within 30 days of the occurrence of such event and within 60 days of such written notice Umpqua has not removed such circumstances (or notified Officer that Umpqua disputes that such circumstances qualify as Good Reason):

(a)    a material diminution in Davis’ authority or responsibility;

(b)    a material reduction in Base Salary, unless the reduction arises out of (i) a regulatory requirement that compensation for Umpqua’s management group be reduced, or (ii) a Board decision, in response to a material adverse financial condition, to reduce salaries of all senior executive officers pro rata; or

(c)    a requirement for Davis to relocate to a facility or location more than 30 miles from Portland, Oregon.

For Davis’ termination to qualify as Termination For Good Reason, Davis must terminate his employment within 180 days of the occurrence of the Good Reason event.”

6.    SEVERANCE BENEFIT. Section 9 of the Employment Agreement is amended to change the “Severance Benefit” to be equal to one year of Davis’ Base Salary in effect at the time of termination.

7.    CHANGE IN CONTROL BENEFIT; LIMITATIONS.

7.1    Section 10.1 of the Employment Agreement is amended to delete subsections (b), (c) and (d) and replace subsection (a) with the following: “(i) two years Base Salary, based on Davis’ Base Salary just prior to termination of employment, (ii) two times the annual targeted incentive compensation under the 2013 Incentive Plan and (iii) an amount equal to continued health and welfare benefits for a period of two years (collectively, the “Change in Control Benefit”), paid in equal installments over 18 months and commencing on the next regular payday following termination and subject to Sections 10.2, 10.3 and 10.4 below.”

7.2    Section 10.3 is amended to add the following: “Notwithstanding any other provision in this Agreement, Umpqua shall make no payment of any benefit provided for herein to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”) as the same may be amended from time to time, and if such payment is so prohibited, Umpqua shall use its best efforts to secure the consent of the FDIC or other applicable banking agencies to make such payments in the highest amount permissible, up to the amount provided for in this Agreement.”

7.3    Section 10.4 is added to the Agreement as follows:

“10.4     Code Section 409A.

(a)    It is intended that payments and benefits made or provided under this Agreement shall comply with Section 409A of the Code or an exemption thereto. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Davis pursuant to Section 409A of the Code. In the event the payment of nonqualified deferred compensation subject to Section 409A of the Code is contingent on execution of a release of claims and the designated period to execute the release of claims crosses two taxable years, payment of such nonqualified deferred compensation shall be made in the second taxable year. In no event may Davis, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)    Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Davis’ lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)     Notwithstanding any other provision of this Agreement to the contrary, if Davis is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by Umpqua as in effect on the date of Davis’ separation from service (as determined in accordance with Section 409A of the Code)), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Davis under this Agreement during the six-month period immediately following Davis’ separation from service on account of Davis’ separation from service shall be accumulated and paid to Davis on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). If Davis dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid either to Davis’ beneficiary or the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Davis’ death.

(d)     Despite any contrary provision of this Agreement, any references to termination of employment or date of termination shall mean and refer to the date of

Davis’ “separation from service” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h).”

8.    NOTICE OF IMMUNITY UNDER THE ECONOMIC ESPIONAGE ACT OF 1996, AS AMENDED BY THE DEFEND TRADE SECRETS ACT OF 2016. The following provision is added to Section 14 of the Employment Agreement:

“Notwithstanding any other provision of this Agreement: (A) Davis will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (B) if Davis files a lawsuit for retaliation by Umpqua for reporting a suspected violation of law, Davis may disclose Umpqua’s trade secrets to Davis’ attorney and use the trade secret information in the court proceeding if Davis (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.”

9.    EFFECT OF AMENDMENT. Except as specifically set forth in this Amendment, the Employment Agreement shall continue in full force and effect. Terms not otherwise defined in this Amendment shall have the meanings set forth in the Employment Agreement.

10.    ADVICE OF COUNSEL; INTERPRETATION. Davis acknowledges that, in executing this Amendment, Davis has had the opportunity to seek the advice of independent legal counsel and has read and understood all of the terms and provisions of this Amendment. This Amendment shall not be construed against any party by reason of the drafting or preparation hereof.

UMPQUA HOLDINGS CORPORATION
UMPQUA BANK

Date:
	By:	Luis Machuca
	Its:	Compensation Committee Chair

PIVOTUS VENTURES, INC.

Date:
	By:	James Greene
	Its:	Chairman

DAVIS

Date:
Raymond P. Davis

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